Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3MEF (No. 333-267435), Form S-3/A (No. 333-236018), Form S-3D (No. 333-163047), and Form S-8 (No. 333-231505) of our report dated March 3, 2023 on our audit of the consolidated financial statements of CNB Financial Corporation (the “Corporation”) as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 3, 2023 on our audit of the internal control over financial reporting of the Company as of December 31, 2022, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP (Formerly, BKD, LLP)

Indianapolis, Indiana
March 3, 2023